UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 30, 2011
POTASH AMERICA, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-150775	41-2247537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8th Floor – 200 South Virginia Street, Reno, Nevada		89501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(775) 398-3019
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 22, 2011, our company entered a second Credit Facility Agreement in which the lender agreed to provide our company with a line of credit in the amount of up to $500,000. Pursuant to the terms of the Credit Facility Agreement, our company shall pay any outstanding amounts to the lender on demand. Our company may also repay the loan and accrued interest at any time without penalty. Amounts outstanding shall bear interest at the rate of 10% per annum.

Item 7.01	Regulation FD Disclosure.

On November 30, 2011, we announced that representatives of our company attended the Northwest Mining Association Conference. In attendance were our CEO and President, Barry Wattenberg, and our Advisory Board member Roger Haskins, who acts in the position of Strategic Project Advisor. We also announced that our company had representatives at the 2011 Annual Conference of the Clay Minerals Society of which our company is also a member.

On November 30, 2011, we announced that our company has contracted with Telesto Nevada, Inc. to perform engineering and permitting work designed to begin commercial production from the Sodaville quarry. We also announced that our company also completed a study compliant with Canada’s National Instrument 43-101 on our St. Fintans property in Newfoundland, Canada. The study is available on our company’s website www.potashamerica.com  .

Item 9.01	Financial Statements and Exhibits.
99.1	News Release dated November 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTASH AMERICA, INC.
/s/ Barry Wattenberg
Barry Wattenberg
President and Director

Date:	November 30, 2011